Exhibit 99.1

CONTACT:             DAVID REIFF

201-571-3523

FOR IMMEDIATE RELEASE — January 15, 2015

Urban Edge Announces Completion of its Spin-Off from Vornado Realty Trust

PARAMUS, NEW JERSEY — Urban Edge Properties (NYSE:UE) (“UE”) announced today that it has completed its separation from Vornado Realty Trust (“Vornado”)  and is now an independent public company that will trade on the NYSE under the symbol “UE”. UE holds interests in 79 strip shopping centers, three malls and one warehouse park formerly owned by Vornado, encompassing more than 15 million square feet in ten states and Puerto Rico, with concentrations in New Jersey, New York and Pennsylvania.

Vornado common shareholders and Vornado Realty L.P. (“VRLP”) common limited partners at the close of business on January 7, 2015 (the “Record Date”) today received a distribution of one UE common share for every two Vornado common shares or VRLP common limited partnership units held as of the Record Date.  Fractional shares of UE were not distributed, and instead Vornado common shareholders and VRLP common limited partners will receive cash in lieu of any fractional shares they would otherwise have been entitled to receive in the distribution.

Since January 5, 2015, UE shares have traded on a “when issued” basis on the NYSE under the symbol “UE WI”, permitting shareholders to trade the right to receive UE shares in today’s distribution. “When issued” trading of UE common shares ended at the close of the market today.  Starting tomorrow, January 16, 2015, the “regular way” trading of UE common shares on the NYSE will commence under the symbol “UE”.  Vornado common shares will continue to trade under the symbol “VNO” on the NYSE.

Urban Edge Properties is an equity real estate investment trust that owns and operates high-quality strip shopping centers and malls in high barrier-to-entry markets.

Forward-Looking Statements

This press release may contain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. We also note the following forward-looking statements that have been included in this press release: the impact of the spin-off on UE, the timing of and costs associated with property improvements, financing commitments, and general competitive factors. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. For further discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Item 1A. Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of UE on Form 10, as amended. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to us or any person on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statement to reflect events or circumstances occurring after the date of this press release.

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